Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-237831 and 333-188118) pertaining to the Lockheed Martin Corporation Performance Sharing Plan for Bargaining Employees of our report dated June 21, 2021, with respect to the financial statements and supplemental schedule of the Lockheed Martin Corporation Performance Sharing Plan for Bargaining Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2020.
/s/ Mitchell & Titus, LLP
Washington, D.C.
June 21, 2021